PLAN OF ACQUISITION
SmallCap Growth Fund and
SmallCap Blend Fund

         The Board of Directors of Principal Funds, Inc., a Maryland corporation (the "Fund"), deems it advisable that SmallCap Blend Fund series of the Fund ("SmallCap Blend") acquire all of the assets of SmallCap Growth Fund series of the Fund ("SmallCap Growth") in exchange for the assumption by SmallCap Blend of all of the liabilities of SmallCap Growth and shares issued by SmallCap Blend which are thereafter to be distributed by SmallCap Growth pro rata to its shareholders in complete liquidation and termination of SmallCap Growth and in exchange for all of SmallCap Growth's outstanding shares.
         SmallCap Growth will transfer to SmallCap Blend, and SmallCap Blend will acquire from SmallCap Growth, all of the assets of SmallCap Growth on the Closing Date and will assume from SmallCap Growth all of the liabilities of SmallCap Growth in exchange for the issuance of the number of shares of SmallCap Blend determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of SmallCap Growth in complete liquidation and termination of SmallCap Growth and in exchange for all of SmallCap Growth's outstanding shares. SmallCap Growth will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by SmallCap Growth in proper form prior to the Closing Date shall be fulfilled by SmallCap Growth. Redemption requests received by SmallCap Growth thereafter will be treated as requests for redemption of those shares of SmallCap Blend allocable to the shareholder in question.
         SmallCap Growth will declare, and SmallCap Blend may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, SmallCap Blend will issue to SmallCap Growth a number of full and fractional shares of SmallCap Blend, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SmallCap Growth. The aggregate value of the net assets of SmallCap Growth and SmallCap Blend shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York
Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management Corporation, 650 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on February 17, 2012, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for SmallCap Blend or SmallCap Growth to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, SmallCap Growth shall
(a) distribute on a pro rata basis to the shareholders of record of SmallCap Growth at the close of business on the Closing Date the shares of SmallCap Blend received by SmallCap Growth at the Closing in exchange for all of SmallCap Growth's outstanding shares (the holders of Class A, Class B, Class C, Class J, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5 and the Institutional Class shares of SmallCap
Growth will receive, respectively, Class A, Class B, Class C, Class J, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5 and Institutional Class shares of SmallCap Blend.
         For purposes of the distribution of shares of SmallCap Blend to shareholders of SmallCap Growth, SmallCap Blend shall credit its books an appropriate number of its shares to the account of each shareholder of SmallCap Growth. No certificates will be issued for shares of SmallCap Blend. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of SmallCap Growth, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of SmallCap Blend to be credited on the books of SmallCap Blend in respect of such shares of SmallCap Growth as provided above.
         Prior to the Closing Date, SmallCap Growth shall deliver to SmallCap Blend a list setting forth the assets to be assigned, delivered and transferred to SmallCap Blend, including the securities then owned by SmallCap Growth and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SmallCap Blend pursuant to this Plan.
         All of SmallCap Growth's portfolio securities shall be delivered by SmallCap Growth 's custodian on the Closing Date to SmallCap Blend or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an Fund in the name of SmallCap
Blend or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SmallCap Growth's Fund at its custodian to SmallCap Blend's Fund at its custodian. If on the Closing Date SmallCap Growth is unable to make good delivery to SmallCap Blend's custodian of any of SmallCap Growth's portfolio securities because such securities have not yet been delivered to SmallCap Growth's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SmallCap Growth shall deliver to SmallCap Blend's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SmallCap Blend, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by SmallCap Blend.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of SmallCap Growth and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of SmallCap Growth no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SmallCap Growth.
         Except as expressly provided otherwise in this Plan, Principal Management Corporation will pay all out-of-pocket costs in connection with the transaction contemplated under this Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.


IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 8th day of December, 2011.


PRINCIPAL FUNDS, INC.
on behalf of the following
Acquired Fund:
SmallCap Growth Fund

By: /s/ Nora M. Everett
Nora M. Everett, President


PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
SmallCap Blend Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President